EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-65817) of NL Industries, Inc. of our report dated March 4, 2011 relating to the consolidated financial statements and financial statement schedule of Kronos Worldwide, Inc., which is incorporated by reference in this Form 10-K.

PricewaterhouseCoopers LLP

Dallas, Texas
March 4, 2011